EXHIBIT 99.1

For Immediate Release:

Steinway Reports Q4 2006 Results

WALTHAM, MA – March 1, 2007 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and twelve months ended December 31, 2006.

Revenues decreased 4% for the quarter, to $106.1 million, due to the loss of an estimated $7.6 million in band instrument sales caused by a labor strike.  Lost profit and unabsorbed overhead from the strike also negatively impacted gross profit for the quarter by approximately $4.4 million.  Despite these factors, overall gross margins improved from 29.3% to 30.4%.

Operating expenses increased 21% as compared to the prior year period primarily as a result of an increase in bad debt expense of $4.1 million, the majority of which related to the bankruptcy of a band customer.  Recruiting costs, stock-based compensation and bonuses paid to our overseas piano operations also contributed to the increase.  Operating income was $6.3 million as compared to $10.7 million in the prior year period. Net interest expense decreased 17% compared to the fourth quarter of 2005, as a result of continued debt reduction and the Company’s successful debt refinancing earlier in the year.

Income before taxes was negatively impacted by the following atypical items (shown in millions):

	Q4	2006
Adjustments included in Adjusted EBITDA:
Loss on extinguishment of debt	$—	$9.7
Unabsorbed overhead due to strike	—	2.0
Charges relating to step-up of inventory	—	0.1
Total Adjustments	$—	$11.8

Other Atypical Items:
Lost gross profit on lost sales due to strike	$2.5	$6.5
Unabsorbed overhead due to replacement worker inefficiencies	1.9	1.9
Inventory reserve adjustment	—	2.4
Bad debt expense due to customer bankruptcies	2.9	7.2
Unabsorbed overhead due to piano plant shutdowns	—	1.3
Total Other Atypical Items	$7.3	$19.3

Total Adjustments & Atypical Items	$7.3	$31.1

For the quarter, the Company posted Basic EPS of $0.13 compared to $0.62 in the prior year period. For 2006, the Company posted a Basic loss per share of $0.08 compared to Basic earnings per share of $1.71 in the prior year.  Adjusted Basic EPS was $0.77 compared to $1.87 in 2005.  Adjustments, which are comprised primarily of costs associated with a labor strike and a loss on the early extinguishment of debt, are detailed in the attached financial tables.

Band Operations

Band sales for the quarter decreased $10.7 million, or 23%, due to the lost sales caused by a labor strike at one of the Company’s manufacturing facilities and the impact of recent customer bankruptcies.  Gross margins for the quarter declined to 15.9% due to the negative impact of the strike.

Sales for 2006 declined only $13.2 million, or 7%, as strong sales of other instruments somewhat offset the $19.3 million in lost sales from the strike.  Gross margins declined from 20.4% to 18.6% as a result of the strike.

Piano Operations

Worldwide piano sales for the quarter increased $6.7 million, or 10%, including a $2.5 million positive impact from foreign currency translation.  Demand continued to be strong overseas where fourth quarter unit shipments of Steinway grand pianos rose 7% and unit shipments of mid-priced pianos more than doubled over the prior year period.  Domestically, shipments of mid-priced pianos climbed 70% as a result of the re-launch of the Essex brand.  Steinway grand unit shipments declined 14% from the prior year period.  Gross margins improved from 37.1% to 37.5%.

Year-to-date piano sales were up 5%.  Gross margins declined from 36.4% to 35.4% as a result of plant shutdowns and a shift in product mix.

Comments

Discussing fourth quarter results of the piano segment, CEO Dana Messina stated, “We are extremely pleased with the overall results of our piano business this quarter.  Sales were strong, especially overseas, where we had a record year.  For the fourth quarter, an increase in domestic sales of mid-priced pianos offset lower sales of Steinway grands.  For the year, worldwide unit shipments in the mid-priced segment increased 30% while unit shipments of Steinway grands were virtually level with 2005.”

Regarding band operations, Messina said, “Our band business continues to improve.  The ongoing strike at our brass plant in Elkhart impacted revenue more this quarter than in previous quarters because fourth quarter sales typically include a higher proportion of professional instruments.  If you factor out the impact of the strike, sales and gross margins would have increased in 2006.”

“We are still negotiating with the union,” said Messina, “but we remain far apart on many important terms.  In the meantime, after all of the recruiting and hiring we did in the third quarter, we were at appropriate staffing levels at our Elkhart brass plant throughout the fourth quarter.  Quality has improved dramatically and we are making progress on production as the permanent replacement workers become more efficient.  Daily production today is double what it was in the fourth quarter.”

Messina commented, “Overall, we should see improved band sales and margins in 2007.  Order rates for band instruments are up and our production rates are improving.  While we will continue to deal with the impact of the strike for several more months, we expect production levels of professional instruments at our Elkhart brass plant to improve throughout the year.  Looking at our piano business, the U.S. market is difficult to predict but we expect Europe and Asia to continue to perform well in 2007.”

Conference Call

Management will be discussing the Company’s fourth quarter results and outlook for 2007 on a conference call today beginning at 5:00 p.m. ET.  A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon Adjusted EBITDA calculations and the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers.  However, Adjusted EBITDA should not be construed as a substitute for income from operations or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to make meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Net sales	$106,127	$110,126	$384,620	$387,143
Cost of sales	73,906	77,911	277,213	275,609
Gross profit	32,221	32,215	107,407	111,534
	30.4%	29.3%	27.9%	28.8%
Operating expenses:
Sales and marketing	12,395	12,563	45,586	45,475
Provision for doubtful accounts	4,416	345	9,150	424
General and administrative	8,730	8,048	33,062	29,200
Amortization	197	270	812	1,116
Other operating expenses	166	275	419	482
Total operating expenses	25,904	21,501	89,029	76,697

Income from operations	6,317	10,714	18,378	34,837
Interest expense, net	2,690	3,248	11,255	13,645
Other (income) expense, net	(329)	73	7,504	(800)
(Loss) income before income taxes	3,956	7,393	(381)	21,992
Provision for income taxes	2,889	2,360	287	8,200
Net (loss) income	$1,067	$5,033	$(668)	$13,792

(Loss) earnings per share - basic	$0.13	$0.62	$(0.08)	$1.71
(Loss) earnings per share - diluted	$0.13	$0.61	$(0.08)	$1.67
Weighted average common shares - basic	8,374	8,108	8,304	8,070
Weighted average common shares - diluted	8,516	8,255	8,304	8,265

Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	12/31/2006	12/31/2005
Cash	$30,409	$34,952
Receivables, net	75,161	81,880
Inventories	154,623	159,310
Other current assets	27,220	19,589
Total current assets	287,413	295,731

Property, plant and equipment, net	95,598	96,664
Other assets	70,438	63,260
Total assets	$453,449	$455,655

Notes payable and current portion of long-term debt	$4,595	$12,977
Other current liabilities	62,033	58,904
Total current liabilities	66,628	71,881

Long-term debt	173,816	191,715
Other liabilities	55,004	43,229
Stockholders’ equity	158,001	148,830
Total liabilities and stockholders’ equity	$453,449	$455,655

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended 12/31/06
	GAAP	Adjustments	Adjusted
Band sales	$35,028	$—	$35,028
Piano sales	71,099	—	71,099
Total sales	106,127	—	106,127

Band cost of sales	29,454	—	29,454
Piano cost of sales	44,452	—	44,452
Total cost of sales	73,906	—	73,906

Band gross profit	5,574	—	5,574
Piano gross profit	26,647	—	26,647
Total gross profit	32,221	—	32,221

Band GM%	15.9%		15.9%
Piano GM%	37.5%		37.5%
Total GM%	30.4%		30.4%

Operating expenses	25,904	—	25,904

Income from operations	6,317	—	6,317

Interest expense, net	2,690	—	2,690
Other (income) expense, net	(329)	—	(329)

Income before taxes	3,956	—	3,956

Provision for income taxes	2,889	—	2,889

Net income	$1,067	$—	$1,067

Earnings per share - basic	$0.13		$0.13
Earnings per share - diluted	$0.13		$0.13
Weighted average common shares - basic	8,374		8,374
Weighted average common shares - diluted	8,516		8,516

	Three Months Ended 12/31/05
	GAAP	Adjustments		Adjusted
Band sales	$45,748	$—		$45,748
Piano sales	64,378	—		64,378
Total sales	110,126	—		110,126

Band cost of sales	37,414	(29	)(1)	37,385
Piano cost of sales	40,497	—		40,497
Total cost of sales	77,911	(29)		77,882

Band gross profit	8,334	29		8,363
Piano gross profit	23,881	—		23,881
Total gross profit	32,215	29		32,244

Band GM%	18.2%			18.3%
Piano GM%	37.1%			37.1%
Total GM%	29.3%			29.3%

Operating expenses	21,501	—		21,501

Income from operations	10,714	29		10,743

Interest expense, net	3,248	—		3,248
Other (income) expense, net	73	(538	)(2)	(465)

Income before taxes	7,393	567		7,960

Provision for income taxes	2,360	181	(3)	2,541

Net income	$5,033	$386		$5,419

Earnings per share - basic	$0.62			$0.67
Earnings per share - diluted	$0.61			$0.66
Weighted average common shares - basic	8,108			8,108
Weighted average common shares - diluted	8,255			8,255

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)             Reflects charges relating to the step-up of acquired inventory.

(2)             Reflects a loss on early extinguishment of debt.

(3)             Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings
(In Thousands, Except Per Share Data)
(Unaudited)

	Twelve Months Ended 12/31/06
	GAAP	Adjustments		Adjusted
Band sales	$170,426	$—		$170,426
Piano sales	214,194	—		214,194
Total sales	384,620	—		384,620

Band cost of sales	138,745	(2,155	)(1)	136,590
Piano cost of sales	138,468	—		138,468
Total cost of sales	277,213	(2,155)		275,058

Band gross profit	31,681	2,155	(1)	33,836
Piano gross profit	75,726	—		75,726
Total gross profit	107,407	2,155		109,562

Band GM%	18.6%			19.9%
Piano GM%	35.4%			35.4%
Total GM%	27.9%			28.5%

Operating expenses	89,029	—		89,029

Income from operations	18,378	2,155		20,533

Interest expense, net	11,255	—		11,255
Other (income) expense, net	7,504	(9,674	)(2)	(2,170)

(Loss) income before taxes	(381)	11,829		11,448

Provision for income taxes	287	4,732	(3)	5,019

Net (loss) income	$(668)	$7,097		$6,429

(Loss) earnings per share - basic	$(0.08)			$0.77
(Loss) earnings per share - diluted	$(0.08)			$0.76
Weighted average common shares - basic	8,304			8,304
Weighted average common shares - diluted	8,304			8,438

	Twelve Months Ended 12/31/05
	GAAP	Adjustments		Adjusted
Band sales	$183,626	$—		$183,626
Piano sales	203,517	—		203,517
Total sales	387,143	—		387,143

Band cost of sales	146,168	(1,573	)(4)	144,595
Piano cost of sales	129,441	—		129,441
Total cost of sales	275,609	(1,573)		274,036

Band gross profit	37,458	1,573	(4)	39,031
Piano gross profit	74,076	—		74,076
Total gross profit	111,534	1,573		113,107

Band GM%	20.4%			21.3%
Piano GM%	36.4%			36.4%
Total GM%	28.8%			29.2%

Operating expenses	76,697	—		76,697

Income from operations	34,837	1,573		36,410

Interest expense, net	13,645	—		13,645
Other (income) expense, net	(800)	(538	)(2)	(1,338)

Income before taxes	21,992	2,111		24,103

Provision for income taxes	8,200	787	(5)	8,987

Net income	$13,792	$1,324		$15,116

Earnings per share - basic	$1.71			$1.87
Earnings per share - diluted	$1.67			$1.83
Weighted average common shares - basic	8,070			8,070
Weighted average common shares - diluted	8,265			8,265

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)             Reflects $130 charges relating to the step-up of inventory and $2,025 of unabsorbed overhead associated with a labor strike.

(2)             Reflects loss on extinguishment of debt.

(3)             Reflects the tax effect of Adjustments at the Company’s historical effective rate.

(4)             Reflects charges relating to the step-up of inventory.

(5)             Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from Income from Operations to Adjusted EBITDA
(In Thousands)
(Unaudited)

	Three Months Ended
	12/31/2006	12/31/2005
Income from operations	$6,317	$10,714
Other income, net	329	(73)
Depreciation	2,417	2,453
Amortization	197	270
Non-recurring, infrequent or unusual items	—	567
Adjusted EBITDA	$9,260	$13,931

	Twelve Months Ended
	12/31/2006	12/31/2005
Income from operations	$18,378	$34,837
Other income, net	(7,504)	800
Depreciation	9,847	10,151
Amortization	812	1,116
Non-recurring, infrequent or unusual items	11,829	2,111
Adjusted EBITDA	$33,362	$49,015